Exhibit 23(a)


        CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTS

     We consent to the incorporation by reference in the Regis-tration Statement on Form S-8, to be used in registering Common Stock under the Act, of our reports dated January 11, 1995, on our audits of the consolidated financial statements and finan-cial statement schedule of Aluminum Company of America and consolidated subsidiaries as of December 31, 1994 and 1993, and for each of the three years in the period ended December 31, 1994, which report is incorporated by reference or included in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1994.


/s/COOPERS & LYBRAND L.L.P.
COOPERS & LYBRAND L.L.P.

Pittsburgh, Pennsylvania
January 2, 1996